As filed with the Securities and Exchange Commission on August 28, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oaktree Capital Group, LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

26-0174894

(I.R.S. Employer Identification No.)

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Telephone: (213) 830-6300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd E. Molz

General Counsel and Chief Administrative Officer

Oaktree Capital Group, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

(213) 830-6300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Wuchenich

Daniel N. Webb

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, 29th Floor

Los Angeles, California 90067

(310) 407-7500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Units representing limited liability company interests	105,335,151 units	$53.26	$5,610,150,142.26	$651,899.45

(1)	This Registration Statement registers 105,335,151 Class A Units representing limited liability company interests of Oaktree Capital Group, LLC issuable upon exchange of an equivalent number of OCGH units of Oaktree Capital Group Holdings, L.P. This Registration Statement also relates to indeterminate number of additional Class A Units to be issued as a result of share splits, share dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low sale prices for the Class A Units of Oaktree Capital Group, LLC reported by the New York Stock Exchange on August 25, 2015.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 28, 2015

PRELIMINARY PROSPECTUS

105,335,151 Class A Units

Representing Limited Liability Company Interests

Oaktree Capital Group, LLC

We may issue from time to time up to 105,335,151 Class A units, representing limited liability company interests of Oaktree Capital Group, LLC, to OCGH unitholders upon exchange of up to an equal number of OCGH units.

“Oaktree Operating Group” refers collectively to the entities in which we have a minority economic interest and indirect control that either (i) act as or control the general partners and investment advisers of our funds or (ii) hold interests in other entities or investments generating income for us.

“OCGH” refers to Oaktree Capital Group Holdings, L.P., a Delaware limited partnership, which holds an interest in the Oaktree Operating Group and all of our Class B units.

“OCGH unitholders” refers collectively to our senior executives, current and former employees and certain other investors who hold their interest in the Oaktree Operating Group through OCGH.

We are registering the issuance of our Class A units to permit OCGH unitholders who exchange their OCGH units to sell in the open market or otherwise any of our Class A units that they receive upon exchange. However, the registration of our Class A units does not necessarily mean that any OCGH unitholders will exchange their OCGH units.

We will not receive any cash proceeds from the issuance of any of our Class A units upon an exchange of OCGH units, although we will acquire the OCGH units exchanged for our Class A units that we may issue to an exchanging OCGH unitholder, which OCGH units may then be redeemed for Oaktree Operating Group units.

Our Class A units are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “OAK.” The last reported sale price of the Class A units on August 25, 2015 was $53.26 per unit.

Investing in our Class  A units involves risks. Please see “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference for a discussion of risk factors you should consider before investing in our Class A units.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 28, 2015

TABLE OF CONTENTS

Prospectus

i

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits.

You should read this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information and Incorporation by Reference.” Information in any prospectus supplement or incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

We have not authorized anyone else to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein or therein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless the context otherwise requires:

“Oaktree,” “OCG,” “we,” “us,” “our” or “our company” refers to Oaktree Capital Group, LLC and, where applicable, its subsidiaries and affiliates.

“Oaktree Operating Group” refers collectively to the entities in which we have a minority economic interest and indirect control that either (i) act as or control the general partners and investment advisers of our funds or (ii) hold interests in other entities or investments generating income for us.

“OCGH” refers to Oaktree Capital Group Holdings, L.P., a Delaware limited partnership, which holds an interest in the Oaktree Operating Group and all of our Class B units.

“OCGH unitholders” refers collectively to our senior executives, current and former employees and certain other investors who hold their interest in the Oaktree Operating Group through OCGH.

“assets under management,” or “AUM,” generally refers to the assets we manage and equals the NAV (as defined below) of the assets we manage, the fund-level leverage on which management fees are charged, the undrawn capital that we are entitled to call from investors in our funds pursuant to their capital commitments and the aggregate par value of collateral assets and principal cash held by our collateralized loan obligation vehicles (“CLOs”). Our AUM amounts include AUM for which we charge no fees. Our definition of AUM is not based on any definition contained in our operating agreement or the agreements governing the funds that we manage. Our calculation of AUM may not be directly comparable to the AUM metrics of other investment managers.

“funds” refers to investment funds and, where applicable, CLOs and separate accounts that are managed by us or our subsidiaries.

“initial public offering” refers to the listing of our Class A units on the NYSE on April 12, 2012 whereby we sold 7,888,864 Class A units and selling unitholders sold 954,159 Class A units, as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Initial Public Offering” in our Annual Report.

“Intermediate Holding Companies” collectively refers to the subsidiaries wholly owned by us.

“net asset value,” or “NAV,” refers to the value of all the assets of a fund (including cash and accrued interest and dividends) less all liabilities of the fund (including accrued expenses and any reserves established by us, in our discretion, for contingent liabilities) without reduction for accrued incentives (fund level) because they are reflected in the partners’ capital of the fund.

“senior executives” refers collectively to those individuals who may from time to time be designated by the board of directors of OCG as principals. As of the date of this prospectus, such individuals are: Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, Stephen A. Kaplan, David M. Kirchheimer and Sheldon M. Stone.

This prospectus and any accompanying prospectus supplement and their contents do not constitute and should not be construed as an offer of securities of any Oaktree funds.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, and other information with the SEC. You can inspect and copy these reports and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings, including the complete registration statement and all of the exhibits thereto, are also available through the SEC’s website at http://www.sec.gov. Our internet address is www.oaktreecapital.com. We are not incorporating the contents of our website into this prospectus or any accompanying prospectus supplement (apart from those documents that are referenced below).

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015 (our “Annual Report”);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 7, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the SEC on August 6, 2015;

•	Our Current Report on Form 8-K, filed with the SEC on March 6, 2015;

•	The description of our Class A units contained in our Registration Statement on Form 8-A, filed with the SEC on April 9, 2012, including all amendments and reports filed for the purpose of updating such description; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and before the termination of the offering to which this prospectus relates.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Oaktree Capital Group, LLC

333 South Grand Avenue 28th Floor

Los Angeles, CA 90071

Attention: Investor Relations

Telephone: (213) 830-6483

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, which reflect our current views with respect to, among other things, our future results of operations and financial performance. In some cases, you can identify forward-looking statements by words such as “anticipate,” “approximately,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “seek,” “should,” “will” and “would” or the negative version of these words or other comparable or similar words. These statements identify prospective information. Important factors could cause actual results to differ, possibly materially, from those indicated in these statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Such forward-looking statements are subject to risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity, including, but not limited to, changes in our anticipated revenue and income, which are inherently volatile; changes in the value of our investments; the pace of our raising of new funds; changes in assets under management; the timing and receipt of, and impact of taxes on, carried interest; distributions from and liquidation of our existing funds; the amount and timing of distributions on our Class A units; changes in our operating or other expenses; the degree to which we encounter competition; and general economic and market conditions. The factors listed in the item captioned “Risk Factors” in our Annual Report on Form 10-K and/or Quarterly Reports on Form 10-Q incorporated by reference herein describe risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in our forward-looking statements.

Forward-looking statements contained in this prospectus speak only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

MARKET AND INDUSTRY DATA

The documents incorporated and deemed to be incorporated by reference herein include or may include, and any prospectus supplement and free writing prospectus that we may provide to you in connection with this offering may include, market and industry data and forecasts that are derived from independent reports, publicly available information, various industry publications, other published industry sources and our internal data, estimates and forecasts. Independent reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Unless otherwise specified, we have not commissioned, nor are we affiliated with, any of the sources cited herein.

Our internal data, estimates and forecasts are based upon information obtained from investors in our funds, partners, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions.

RISK FACTORS

Investing in our securities involves risks. In addition to the risks discussed above under “Disclosure Regarding Forwarding-Looking Statements,” you should carefully review the risks discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and/or Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, and under the caption “Risk Factors” or any similar caption in the other documents that we subsequently file with the SEC that are incorporated or deemed to be incorporated by reference into this prospectus as described under “Where You Can Find More Information and Incorporation by Reference” and in any prospectus supplement or free writing prospectus that we provide you in connection with an offering of securities pursuant to this prospectus. You should also carefully review the other risks and uncertainties discussed in the documents incorporated and deemed to be incorporated by reference in this prospectus and in any such prospectus supplement and free writing prospectus. The risks and uncertainties discussed above and in the documents referred to above and other matters discussed in those documents could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our Class A units and any other securities we may issue. Moreover, the risks and uncertainties discussed above and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our Class A units and any other securities we may issue could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

OAKTREE CAPITAL GROUP, LLC

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under “Where You Can Find More Information and Incorporation by Reference.”

Oaktree is a leader among global investment managers specializing in alternative investments, with $103 billion in assets under management as of June 30, 2015. We emphasize an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Over nearly three decades, we have developed a large and growing client base through our ability to identify and capitalize on opportunities for attractive investment returns in less efficient markets.

We manage assets on behalf of many of the most significant institutional investors in the world. Our clientele has nearly doubled over the past decade, to more than 2,100, including 75 of the 100 largest U.S. pension plans, 39 states in the United States, 425 corporations and/or their pension funds, 371 university, charitable and other endowments and foundations, 16 sovereign wealth funds and over 300 other non-U.S. institutional investors. As measured by AUM, 40% of our clients are invested in two or three different investment strategies, and 37% are invested in four or more.

We have systematically broadened employee ownership since our founding to help align interests among employees, our clients and other stakeholders, as well as to facilitate a smooth generational transfer of management and ownership. We have over 900 employees, including over 200 employee-owners, with offices in 17 cities worldwide, of which the largest offices are in Los Angeles (headquarters), London, New York City and Hong Kong.

Oaktree Capital Group, LLC is a Delaware limited liability company that was formed on April 13, 2007. Before 2007, our business was operated through our predecessor, Oaktree Capital Management, LLC, which was formed in 1995. Our principal executive offices are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and our telephone number is (213) 830-6300.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of any of our Class A units upon exchange of OCGH units pursuant to this prospectus, although we will acquire the OCGH units exchanged for our Class A units that we may issue to an exchanging OCGH unitholder, which OCGH units may then be redeemed for Oaktree Operating Group units. See “Exchange of OCGH Units” below.

EXCHANGE OF OCGH UNITS

Pursuant to OCG’s exchange agreement, as amended and supplemented (“exchange agreement”), the general partner of OCGH may elect at its discretion to declare an open period during which an OCGH unitholder may exchange its OCGH units for, at the option of OCG’s board of directors, Class A units, an equivalent amount of cash based on then-prevailing market prices, other consideration of equal value or any combination of the foregoing. The general partner determines the number of units eligible for exchange within a given open period and, if the OCGH unitholders request to exchange a number of units in excess of the amount eligible for exchange, the general partner determines which units to exchange taking into account appropriate factors. Subject to prior approval by OCG’s board of directors, OCGH units selected for exchange in accordance with the foregoing will be exchanged, at the option of the board of directors, into Class A units, an equivalent amount of cash based on then-prevailing market prices, other consideration of equal value, or any combination of the foregoing pursuant to the terms of the exchange agreement.

The exchange agreement generally provides that, if OCG’s board of directors permits an exchange of OCGH units, (a) such OCGH units will be acquired by the Intermediate Holding Companies in exchange for, at the option of OCG’s board of directors, Class A units, an equivalent amount of cash based on then-prevailing market prices, other consideration of equal value, or any combination of the foregoing, with adjustments, as applicable, to account for disproportionate sharing among certain OCGH unitholders of historical incentive income of certain closed-end funds (b) the OCGH units acquired by the Intermediate Holding Companies may then be redeemed by OCGH in exchange for Oaktree Operating Group units, (c) the Intermediate Holding Companies may exchange Oaktree Operating Group units with each other such that, immediately after such exchange, each Intermediate Holding Company holds Oaktree Operating Group units only in the Oaktree Operating Group entity for which such Intermediate Holding Company serves as the general partner and (d) OCG will cancel a corresponding number of Class B units. OCG, OCGH and OCGH unitholders may also agree on a case-by-case basis to effect an exchange by any other arrangement. These exchanges may result in increases in the tax basis of the tangible and intangible assets of the Oaktree Operating Group. Any such increases in tax basis would increase (for tax purposes) depreciation and amortization deductions and reduce gain on sales of assets, and therefore reduce the taxes of Oaktree Holdings, Inc. and Oaktree AIF Holdings, Inc. In such cases, under the tax receivable agreement entered into among Oaktree Holdings, Inc., Oaktree AIF Holdings, Inc. and the OCGH unitholders, subject to the terms and conditions therein, Oaktree Holdings, Inc. and Oaktree AIF Holdings, Inc. must pay the relevant OCGH unitholders a portion of the amount of cash savings for relevant income taxes realized by Oaktree Holdings, Inc. or Oaktree AIF Holdings, Inc. as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement. For more information about the tax receivable agreement, see “Item 13. Certain Relationships and Related Transactions, and Director Independence—Tax Receivable Agreement” in our most recent Annual Report on Form 10-K.

DESCRIPTION OF UNITS

General

The following is a summary of some of the terms of our units, the material provisions of the Third Amended and Restated Operating Agreement of Oaktree Capital Group, LLC, which provides for the issuance of our units (as amended as of the date of this prospectus, our “operating agreement”), and certain relevant provisions of the Delaware Limited Liability Company Act (the “Act”). The following summary is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of our operating agreement, a copy of which has been incorporated by reference herein and which you may obtain as described under “Where You Can Find More Information and Incorporation by Reference,” and the Act. As of August 25, 2015, there were 48,371,659 Class A units outstanding, 105,642,817 Class B units outstanding and no preferred units outstanding.

Our operating agreement authorizes our board of directors to issue an unlimited number of additional units and options, rights, warrants and appreciation rights relating to such units for consideration or for no consideration and on the terms and conditions established by our board of directors in its sole discretion without the approval of any Class A unitholders. These additional securities may be used for a variety of purposes, including future offerings to raise additional capital, acquisitions and equity incentive plans. As of the date of this prospectus, two classes of units have been designated: Class A units and Class B units. Units may be issued with such terms as our board of directors may determine, including with respect to (i) rights to share in profits, losses and distributions, (ii) rights upon dissolution and liquidation of OCG, (iii) redemptions, (iv) conversions or exchanges into OCG units of any other class or series or any other security, (v) the terms and conditions upon which such units will be issued, evidenced by certificates and assigned or transferred and (vi) voting rights.

Class A Units

All of our outstanding Class A units are duly issued. Upon payment in full of the consideration payable upon original issuance with respect to our Class A units, as determined by our board of directors, the holders of such units will not be liable to us to make any additional capital contributions with respect to such units (except as otherwise required by Sections 18-607 and 18-804 of the Act). No holder of our Class A units is entitled to preemptive, redemption or conversion rights.

Voting Rights

Holders of Class A units are entitled to one vote per unit held of record on all matters submitted to a vote of our unitholders. Generally, all matters to be voted on by our unitholders must be approved by a majority (or, in the case of election of directors when the Oaktree control condition (as defined below) is no longer satisfied, by a plurality) of the votes entitled to be cast by all Class A units and Class B units present in person or represented by proxy at a meeting of unitholders, voting together as a single class.

Distribution Rights

Holders of Class A units share ratably (based on the number of units held) in any distribution authorized by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on distributions and to any restrictions on distributions imposed by the terms of any outstanding preferred units.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred units having liquidation preferences, if any, the holders of our Class A units and any other equity securities we may subsequently issue that are pari passu with our Class A units will be entitled to receive our remaining assets available for distribution in proportion to the Class A units and other equity securities held by them as of a record date determined by the liquidator.

Other Matters

Under our operating agreement, in the event that our board of directors determines that we should seek relief pursuant to Section 7704(e) of the Code (as defined below) to preserve our status as a partnership for U.S. federal (and applicable state) income tax purposes, we and each of our unitholders will be required to agree to adjustments required by the tax authorities, and we will pay such amounts as required by the tax authorities to preserve our status as a partnership.

Class B Units

All of our Class B units have been duly issued and are held by OCGH, which is controlled by our senior executives. No holder of Class B units is entitled to preemptive, redemption or conversion rights.

Voting Rights

Holders of our Class B units are entitled to ten votes per unit held of record on all matters submitted to a vote of our unitholders. However, in the event that the Oaktree control condition is no longer satisfied, our Class B units will be entitled to only one vote per unit. Generally, all matters to be voted on by our unitholders must be approved by a majority (or, in the case of election of directors when the Oaktree control condition is no longer satisfied, a plurality) of the votes entitled to be cast by all Class A units and Class B units present in person or represented by proxy at a meeting of unitholders, voting together as a single class.

Distribution Rights

Holders of our Class B units do not have any right to receive distributions other than distributions consisting of Class B units paid proportionally with respect to each outstanding Class B unit.

Liquidation Rights

Upon our liquidation, dissolution or winding up, no holder of Class B units has any right to receive distributions in respect of its Class B units.

Preferred Units

Our operating agreement authorizes our board of directors to establish one or more series of preferred units. Unless required by law or by any securities exchange on which our units are listed for trading, the authorized preferred units will be available for issuance without further action by Class A unitholders. Our board of directors is able to determine, with respect to any series of preferred units, the terms and rights of that series, including:

•	the designation of the series;

•	the number of preferred units of the series;

•	whether distributions, if any, will be cumulative or non-cumulative and the distribution rate of the series;

•	the dates at which distributions, if any, will be payable;

•	the redemption rights and price or prices, if any, for preferred units of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of the preferred units of the series;

•	the amounts payable on preferred units of the series in the event of our liquidation or dissolution;

•	whether the preferred units of the series will be convertible into or exchangeable for interests of any other class or series or any other security of our company or any other entity;

•	restrictions on the issuance of preferred units of the series or of any units of any other class or series; and

•	the voting rights, if any, of the holders of the preferred units of the series.

We could issue a series of preferred units that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Class A units might believe to be in their best interests or in which holders of Class A units might receive a premium for their Class A units over the market price of the Class A units.

Class Structure

Our Class B units have ten votes per unit, while our Class A units have one vote per unit. All of our Class B units, representing 95.6% of the voting power of our outstanding membership interests as of August 25, 2015, are controlled indirectly by our senior executives through their control of OCGH. Because of our dual-class structure, as long as the Oaktree control condition is satisfied, our senior executives are able to control all matters submitted to our unitholders for approval even if OCGH owns significantly less than 50% of our outstanding units. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other unitholders may view as beneficial.

Listing and Trading

Our Class A units are listed on the NYSE under the trading symbol “OAK.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A units is American Stock Transfer & Trust Company.

Our Operating Agreement

Organization and Duration

We were formed in Delaware on April 13, 2007 and will remain in existence until dissolved in accordance with our operating agreement and the Act.

Purpose

Under our operating agreement, we are permitted to engage in any activity that lawfully may be conducted by a limited liability company organized under Delaware law and to conduct any and all activities related thereto.

Agreement to be Bound by Our Operating Agreement; Power of Attorney

Each unitholder who purchases or otherwise acquires a Class A unit will be admitted as a member of Oaktree Capital Group, LLC and become bound by the terms of our operating agreement. Pursuant to our operating agreement, each unitholder and each person who acquires a Class A unit grants to us (and, if appointed, to a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants us the authority to make certain amendments to, and to make consents and waivers under, our operating agreement and certificate of formation, in each case in accordance with our operating agreement.

Duties of Officers, Directors and Manager

Our operating agreement provides that our business and affairs be managed under the direction of our board of directors, which has the power to appoint our officers. Our operating agreement further provides that the authority and function of our board of directors and officers are identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law (“DGCL”), except as expressly modified by the terms of the operating agreement. Finally, our operating agreement provides that, except as specifically provided therein, the fiduciary duties and obligations owed to us and to our unitholders are the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively. Our manager’s only function is to designate the members of our board of directors so long as our senior executives, or their successors or affiliated entities (other than us or our subsidiaries), including OCGH, collectively hold, directly or indirectly, at least 10% of the aggregate outstanding Oaktree Operating Group units (the “Oaktree control condition”). Our manager does not owe any duties to our unitholders.

There are certain provisions in our operating agreement regarding exculpation and indemnification of our officers, directors and manager that differ from the DGCL.

First, our operating agreement provides that our officers and directors will be liable to us or our unitholders for an act or omission only if such act or omission constitutes a breach of the duties owed to us or our unitholders, as applicable, by any such officer or director and such breach is the result of (1) willful malfeasance, gross negligence, the commission of a felony or a material violation of law, in each case, that has or could reasonably be expected to have a material adverse effect on us or (2) fraud, and that our manager will not be liable to us or our unitholders for its actions. Moreover, we have agreed to indemnify our officers, directors and manager to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with our approval and counsel fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may be made a party by reason of being or having been one of our officers or directors or our manager, except for any expenses or liabilities that have been finally judicially determined to have arisen primarily from acts or omissions which violate the standard set forth in the preceding sentence. Under the DGCL, a corporation can only indemnify officers and directors for acts or omissions if any such officer or director acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.

Second, our operating agreement provides that, in the event of an existing or potential conflict of interest involving OCGH, our directors or their respective affiliates, a resolution or course of action by our directors or their affiliates will be deemed approved by all our unitholders, and will not constitute a breach of our operating agreement or any duty (including any fiduciary duty), if such resolution or course of action is approved by a majority of the total voting power of all our outstanding Class A and Class B units held by disinterested unitholders or a majority of our directors who are not employed by us, our subsidiaries or our affiliates controlled by our senior executives or meets certain standards as described in “—Conflicts of Interest” below. Under the DGCL, a corporation is not permitted to automatically exempt board members from claims of breach of fiduciary duty under such circumstances. In addition, our operating agreement provides that all conflicts of interest described in this prospectus or in the registration statement related to our April 2012 initial public offering are deemed to have been specifically approved by all our unitholders who acquire units on or after the date of our initial public offering.

Election of Members of Our Board of Directors

As of the date of this prospectus, our board of directors consists of 12 directors. For so long as the Oaktree control condition is satisfied, the size of our board of directors will be determined, and the directors will be designated, by our manager. Directors serve until their successors are duly elected or appointed and qualified, or until their earlier death, disability, resignation or removal from office. Any vacancy on our board of directors, including any vacancy arising from the creation of a new directorship, will be filled by our manager. While our Class A and Class B units vote together as a single class on all matters submitted to a vote of unitholders, including certain amendments of our operating agreement, our operating agreement does not obligate us to hold annual meetings for any purpose so long as the Oaktree control condition is satisfied.

After the Oaktree control condition is no longer satisfied, the size of our board of directors will be set by resolution of our board of directors, and directors will be elected by the vote of a plurality of our outstanding Class A and Class B units, voting together as a single class, to serve until our next annual meeting is held and until their successor is duly elected or appointed and qualified or until their earlier death, disability, resignation or removal from office. After the Oaktree control condition is no longer satisfied, any vacancy arising from the creation of a new directorship may be filled by a majority of the remaining directors or, if there are no directors in office, the vote of a plurality of our outstanding Class A and Class B units voting together as a single class.

Removal of Members of Our Board of Directors

Any director or the entire board of directors may be removed, with or without cause, at any time, by our manager for so long as the Oaktree control condition is satisfied. The vacancy in our board of directors caused by any such removal will be filled by our manager. After the Oaktree control condition is no longer satisfied, any director or the entire board of directors may be removed, with or without cause, at any time, by the affirmative vote of holders of a majority of our outstanding Class A and Class B units, voting together as a single class. The vacancy in our board of directors caused by any such removal will be filled by the vote of a plurality of our outstanding Class A and Class B units, voting together as a single class.

Limited Liability

Delaware law provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of Delaware law will be liable to the company for three years for the amount of the distribution. Under Delaware law, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, Delaware law provides that the fair value of property subject to liability for which recourse of creditors is limited is included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under Delaware law, an assignee who becomes a substituted member of a company is liable for the obligations of the assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to the assignee at the time the assignee became a member and that could not be ascertained from our operating agreement.

Amendment of Our Operating Agreement

Amendments to our operating agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment and except as set forth below, our board of directors is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of our unitholders to consider and vote upon the proposed amendment. Except as set forth below an amendment must be approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B units, voting together as a single class, and to the extent that such amendment would have a material adverse effect on the holders of any class or series of units, by the holders of a majority of the holders of such class or series. Issuances of units with rights superior to those of our then-outstanding units of any class or series or having a dilutive effect on our then-outstanding units will not be deemed to have a material adverse effect on the holders of the outstanding units.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any unitholder without such unitholder’s consent, unless approved by at least a majority of the class or series of units so affected;

•	change the provision in our operating agreement that provides that we will be dissolved upon an election to dissolve us by our board of directors that is approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B units, voting together as a single class;

•	change our term of existence; or

•	give any person the right to dissolve us other than our board of directors’ right to dissolve us with the approval of holders of a majority of the total combined voting power of our outstanding Class A and Class B units, voting together as a single class.

The provision of our operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the total combined voting power of our outstanding Class A and Class B units, voting together as a single class.

No Unitholder Approval

Our board of directors may generally make amendments to our operating agreement without the approval of any unitholder (including a unitholder that may be materially and adversely affected by such amendments) to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, resignation or removal of unitholders in accordance with our operating agreement;

•	the merger of us or any of our subsidiaries into, or the conveyance of all of our assets to, a newly formed entity, if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•	a change that our board of directors determines in its sole discretion to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes, other than as we specifically so designate;

•	a change that our board of directors determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation;

•	an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board of directors, or our officers, agents or trustees from having a material risk of being in any manner subjected to the provisions of the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), the U.S. Investment Advisers Act of 1940, as amended, the fiduciary responsibility or prohibited transaction provisions of Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Code or any similar law, currently applied or proposed;

•	an amendment or issuance that our board of directors determines in its sole discretion to be necessary or appropriate for the authorization of additional securities;

•	any amendment expressly permitted in our operating agreement to be made by our board of directors acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;

•	any amendment that our board of directors determines in its sole discretion to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;

•	an amendment effected, necessitated or contemplated by an amendment to the operating agreement or other governing document of one of our direct subsidiaries that requires the equity holders of such subsidiary to provide a statement, certification or other proof of evidence to the subsidiary regarding whether such equity holder is subject to U.S. federal income taxation on the income generated by such subsidiary;

•	a change in our fiscal year or taxable year and related changes that our board of directors determines to be necessary, desirable or appropriate as a result of a change in our fiscal year or taxable year; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our board of directors may make any amendment to our operating agreement without the approval of any unitholder (including a unitholder that may be materially and adversely affected by any such amendment) if our board of directors in its sole discretion determines that the amendment:

•	does not adversely affect our unitholders as a whole (including any particular class or series of units as compared to other classes or series of units) in any material respect;

•	is necessary, desirable or appropriate to satisfy any requirement, condition or guideline contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state or non-U.S. agency or judicial authority or contained in any U.S. federal or state or non-U.S. statute;

•	is necessary, desirable or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline or requirement of any securities exchange or market on which our units are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our unitholders;

•	is necessary or appropriate for any action taken by our board of directors relating to splits or combinations of units under the provisions of our operating agreement; or

•	is required to effect the intent expressed in the S-1 registration statement for our initial public offering or the intent of the provisions of our operating agreement or is otherwise contemplated by our operating agreement.

Merger, Sale or Other Disposition of Assets

If certain conditions specified in our operating agreement are satisfied, our board of directors may convert or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed limited liability entity, in each case without any approval of our unitholders, if the sole purpose of the conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity. All other mergers, consolidations and other business combinations require the approval of both our board of directors and a majority of the total combined voting power of all of our outstanding

Class A and Class B units, voting together as a single class. Our unitholders are not entitled to dissenters’ rights of appraisal under our operating agreement or applicable Delaware law in the event of a merger, consolidation or other business combination, a conversion or a sale of all or substantially all of our assets or any other similar transaction or event.

Grantor Trust

In the future, our board of directors may consider implementing a reorganization without the consent of our unitholders whereby a Delaware statutory trust would hold all of our outstanding Class A units and each of our Class A unitholders would receive units of the trust in exchange for its Class A units. Our board of directors has the power to decide in its sole discretion to implement such a trust structure. Our trust would be treated as a grantor trust for U.S. federal income tax purposes. As such, for U.S. federal income tax purposes, each investor would be treated as the beneficial owner of a pro rata portion of the units held by the trust and our unitholders would receive annual tax information relating to their investment on Form 1099 (or substantially similar forms as required by law), rather than on Schedule K-1. Our board of directors will not implement such a trust structure if, in its sole discretion, it determines that the reorganization would be taxable or otherwise alter the benefits or burdens of ownership of our Class A units, including a unitholder’s allocation of items of income, gain, loss, deduction or credit or the treatment of such items for U.S. federal income tax purposes. Our board of directors will also be required to implement the reorganization in a manner that does not have a material effect on the voting and economic rights of our Class A and Class B units.

The IRS could challenge the trust’s manner of reporting to investors (for example, if the IRS asserts that the trust constitutes a partnership or is ignored for U.S. federal income tax purposes). In addition, the trust could be subject to penalties if it were determined that the trust did not satisfy applicable reporting requirements.

Limited Call Right

If at any time less than 10% of the then issued and outstanding units of any class or series, including our Class A units, are held by unitholders other than our senior executives, their successors or entities controlled by them, including OCGH, we will have the right, which we may assign in whole or in part to any of our affiliates, to acquire all, but not less than all, of the remaining units of the class or series held by such unitholders as of a record date to be selected by us, on at least ten but not more than 60 days’ notice. The purchase price in the event of this purchase will be the greater of:

•	the average daily closing price on the primary securities exchange on which units of such class or series are traded for the 20 business days preceding the date that is three days before the date the notice is mailed; and

•	the highest cash price paid by us or any of our affiliates for any unit of the class or series purchased within the 90 days preceding the date on which we first mail notice of our election to purchase those units.

As a result of our right to purchase outstanding units, a unitholder may have his or her units purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. See “Material U.S. Federal Tax Considerations—Consequences to U.S. Holders of Class A Units—Sale or Exchange of Class A Units.”

Termination and Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve:

•	upon the election of our board of directors to dissolve us, if approved by holders of a majority of the total combined voting power of all of our outstanding Class A and Class B units, voting together as a single class;

•	upon the entry of a decree of judicial dissolution; or

•	at any time that we no longer have any members, unless our business is continued in accordance with Delaware law.

Election to be Treated as a Corporation

If our board of directors determines that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, our board of directors may elect to treat us as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis. Our fiscal year is the calendar year ending December 31. Our board of directors in its sole discretion may change our fiscal year at any time as may be required or permitted under the Code or applicable U.S. Treasury Regulations. It may require a substantial period of time after the end of our fiscal year to obtain the requisite information from all lower-tier entities to enable us to prepare and deliver Schedule K-1s to IRS Form 1065. We expect to provide estimates of such tax information (including your allocable share of our income, gain, loss and deduction for our preceding year) by February 28 of each year if we are unable to deliver Schedule K-1s to you by March 31 of each year; however, there is no assurance that the Schedule K-1s, which will be provided after the estimates (to the extent such estimates are provided), will be the same as our estimates. For this reason, holders of Class A units who are U.S. taxpayers may want to file annually with the IRS (and certain states) a request for an extension past the due date of their income tax returns. See “Material U.S. Federal Tax Considerations—Administrative Matters—Information Returns.”

Unrestricted Ability to Issue Additional Securities

Our operating agreement authorizes us to issue additional Class A units or other securities, including preferred units entitled to a preference or priority over our Class A units in the right to share in our distributions, for the consideration (or for no consideration) and on the terms and conditions established by our board of directors without the approval of any of our unitholders. Units may be issued with such terms as our board of directors may determine, including with respect to (i) rights to share in profits, losses and distributions, (ii) rights upon dissolution and liquidation of OCG, (iii) redemptions, (iv) conversions or exchanges into OCG units of any other class or series or any other security, (v) the terms and conditions upon which such units will be issued, evidenced by certificates and assigned or transferred and (vi) voting rights. Additional securities we issue may be used for a variety of purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. Our ability to issue additional Class A units and other equity securities could render more difficult or discourage an attempt to obtain control over us, including those attempts that might result in a premium over the market price for the interests held by our unitholders or that a unitholder might consider to be in its best interest.

Conflicts of Interest

In general, whenever an actual or potential conflict of interest arises between OCGH, one or more of our directors or their respective affiliates, on the one hand, and us, one or more of our subsidiaries or one or more of our other Class A unitholders, on the other hand, any resolution or course of action taken by our directors or their respective affiliates will be deemed approved by all of our unitholders and will not constitute a breach of our operating agreement or any legal or equitable duty (including any fiduciary duty) if the resolution or course of action in respect of the conflict of interest is:

•	approved by a majority of the votes entitled to be cast by all disinterested unitholders;

•	on terms no less favorable to us or our subsidiaries or our unitholders than those generally being provided to or available from unrelated third parties;

•	fair and reasonable to us taking into account the totality of the relationships among the parties involved; or

•	approved by a majority of our directors who are not employed by us, our subsidiaries or our affiliates controlled by our senior executives.

Failure to seek the approval of our unitholders or outside directors described above will not be deemed to indicate that a conflict of interest exists or that approval could not have been obtained. If our board of directors determines that any resolution or course of action satisfies the second or third standards described above, it will be presumed that our board of directors acted in good faith in making such determination, and a Class A unitholder seeking to challenge our board of directors’ determination would bear the burden of overcoming this presumption.

Any conflicts of interest described in this prospectus will be deemed approved by our unitholders who acquire units and will not constitute a breach of our operating agreement or any legal, equitable or other duty.

In addition to the provisions relating to conflicts of interest, our operating agreement contains provisions that waive or consent to conduct by us, our manager, our directors or our affiliates that might otherwise raise issues about compliance with fiduciary duties or otherwise applicable law. For example, our operating agreement provides that when we, our board of directors or our manager is permitted or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, then, to the fullest extent permitted by law, we, our board of directors or our manager, as the case may be, may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”), and will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any Class A unitholders, and will not be subject to any other or different standards imposed by our operating agreement, any other agreement contemplated thereby, under the Act, the DGCL or under any other law or in equity, but in all circumstances must exercise such discretion in good faith. These modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and our Class A unitholders will only have recourse and be able to seek remedies against our directors if our directors breach their obligations pursuant to our operating agreement. Unless our directors breach their obligations pursuant to our operating agreement, we and our Class A unitholders will not have any recourse even if our directors were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our operating agreement, our operating agreement provides that our directors will not be liable to us or our Class A unitholders for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such breach is the result of (1) willful malfeasance, gross negligence, the commission of a felony or a material violation of law, in each case, that has resulted or could reasonably be expected to have a material adverse effect on us or (2) fraud. In addition, our operating agreement provides that our manager will owe no duties to us or our unitholders and will have no liability to us or any unitholder for monetary damages or otherwise for its actions. These modifications are detrimental to the Class A unitholders because they restrict the remedies available to Class A unitholders for actions that without those limitations might constitute breaches of duty (including fiduciary duty).

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our board of directors may affect the amount of cash flow from operations available for distribution to our Class A unitholders.

The amount of cash flow from operations that is available for distribution to our Class A unitholders is affected by decisions of our board of directors regarding such matters as:

•	amount and timing of cash expenditures, including those relating to compensation;

•	amount and timing of investments and dispositions;

•	levels of indebtedness;

•	tax matters;

•	levels of reserves;

•	issuance of additional equity securities, including Class A units, or additional Oaktree Operating Group units; and

•	possible repurchases of our Class A units in open market transactions, in privately negotiated transactions or otherwise.

Our Class A unitholders have no right to enforce obligations of our affiliates under agreements with us.

Any agreements between us, on the one hand, and our affiliates, on the other, do not and will not grant to the Class A unitholders, separate and apart from us, the right to enforce the obligations of our affiliates in our favor.

Contracts between us, on the one hand, and our affiliates, on the other, will not be the result of arm’s-length negotiations.

Neither our operating agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our affiliates, on the other, are or will be the result of arm’s-length negotiations. Our board of directors will determine the terms of any of these transactions on terms that it considers are fair and reasonable to us.

We may choose not to retain separate counsel for ourselves or for the holders of Class A units.

Attorneys, independent accountants and others who perform or will perform services for us may also perform services for our affiliates. We may retain separate counsel for ourselves or our Class A unitholders in the event of a conflict of interest between our affiliates, on the one hand, and us or our Class A unitholders, on the other, depending on the nature of the conflict, but are not required to do so.

Certain of our subsidiaries have obligations to investors in our funds and may have obligations to other third parties that may conflict with your interests.

Our subsidiaries that serve as the general partners of our funds have fiduciary and contractual obligations to the investors in those funds and some of our subsidiaries may have contractual duties to other third parties. As a result, we expect to regularly take actions with respect to the allocation of investments among our funds (including funds that have different fee structures), the purchase or sale of investments in our funds, the structuring of investment transactions for those funds, the advice we provide or otherwise that comply with these fiduciary and contractual obligations. In addition, certain of our directors, officers and employees have made personal investments in a variety of our funds, which may result in conflicts of interest among investors in our funds or our unitholders regarding investment decisions for these funds. Some of these actions might at the same time adversely affect our near-term results of operations or cash flow.

U.S. federal income tax considerations of the OCGH unitholders may conflict with your interests.

Because the OCGH unitholders (including certain of our directors, officers and employees) indirectly hold their Oaktree Operating Group units through entities that are not subject to corporate income taxation, and we hold Oaktree Operating Group units indirectly through wholly owned subsidiaries, two of which are subject to corporate income taxation, conflicts may arise between us and the OCGH unitholders relating to the selection and structuring of investments. Our Class A unitholders are deemed to expressly acknowledge that our board of directors is under no obligation to consider the separate interests of the Class A unitholders, including among other things the tax consequences to our Class A unitholders, in deciding whether to cause us to take or decline to take any actions.

Meetings of Unitholders; Action Without a Meeting

We are not required under our operating agreement to hold regular meetings of our unitholders. Meetings may be called by a majority of our board of directors. Generally, all matters to be voted on by our unitholders must be approved by a majority (or, in the case of election of directors if the Oaktree control condition is no longer satisfied, a plurality) of the votes entitled to be cast by all Class A and Class B units present in person or represented by proxy at a meeting of unitholders, voting together as a single class. Under Delaware law, we may hold unitholder meetings in person or by conference call.

In addition, any action that may be taken at a meeting of our unitholders may instead be taken upon the written approval of unitholders representing not less than the minimum percentage of the votes entitled to be cast by all Class A and Class B units that would be necessary to authorize or take such action at a meeting at which all of our unitholders were present and voted. Actions by written approval may be taken without a meeting, without a vote and without prior notice.

Transfer Restrictions

Transfers of our Class A units may only occur in accordance with the procedures set forth in our operating agreement. Our Class A units may not be transferred in any transaction that would:

•	violate then-applicable U.S. federal or state securities laws or regulations or any governmental authority with jurisdiction over the transfer;

•	terminate our existence or qualification under the laws of any jurisdiction;

•	cause us to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent that we are not already so treated or taxed); or

•	require us to become subject to the registration requirements of the Investment Company Act.

Our board of directors may also issue units subject to other terms and conditions on assignment or transfer. To the fullest extent permitted by law, a purported transfer of Class A units in violation of the restrictions set forth in our operating agreement will be null and void, and we will not be required to and will not recognize the transfer. In the event of a purported transfer prohibited by our operating agreement, we may, in our discretion, require that the purported transferor take steps to unwind, cancel or reverse the purported transaction. The purported transferee will have no rights or economic interest in the Class A units. In addition, we may, in our discretion, redeem the Class A units or cause the transfer of the Class A units to a third party and distribute the proceeds of the sale (net of any expenses) to the purported transferor.

Non-Citizen Assignee; Redemption

If we or our affiliates are or become subject to federal, state or local laws or regulations that in our determination create a substantial risk of cancellation or forfeiture of any property in which we or the affiliate has an interest because of the nationality, citizenship or other related status of any Class A unitholder, we may redeem the Class A units held by that holder at their current market price. To avoid any cancellation or forfeiture, we may require each Class A unitholder to furnish information about such unitholder’s nationality, citizenship or related status or the nationality, citizenship or related status of any beneficial owner of such holder’s Class A units. If a Class A unitholder fails to furnish information about its nationality, citizenship or other related status within 30 days after a request for the information or we determine, with the advice of counsel, after receipt of the information that the Class A unitholder is not an eligible citizen, we may redeem or require a transfer of the unitholder’s Class A units. Pending such a transfer or redemption, the unitholder’s right to vote or receive distributions in respect of the Class  A units may be suspended.

COMPARISON OF OWNERSHIP OF CLASS A UNITS AND OCGH UNITS

The table below highlights a number of the significant differences between the rights and privileges associated with ownership of our Class A units and the OCGH units. This discussion is intended to assist OCGH unitholders in understanding how their investment will change if their OCGH units are exchanged for Class A units. The following information is summary in nature and is not intended to describe all the differences between the Class A units and OCGH units.

Oaktree Capital Group, LLC	Oaktree Capital Group Holdings, L.P.

Form of Organization and Purpose

Oaktree Capital Group, LLC was formed as a Delaware limited liability company on April 13, 2007.

Under our operating agreement, we are permitted to engage in any activity that lawfully may be conducted by a limited liability company organized under Delaware law and to conduct any and all activities related thereto.

Oaktree Capital Group Holdings, L.P. was formed as a Delaware limited partnership on May 25, 2007.

Under the OCGH partnership agreement, OCGH is permitted to engage in any activity that lawfully may be conducted by a limited partnership organized under Delaware law and to conduct all lawful activities in furtherance thereof.

Management

Our business and affairs are managed under the direction of our board of directors, which has the power to appoint our officers. For more information see “Description of Units—Our Operating Agreement—Duties of Officers, Directors and Manager”.

The power to manage OCGH is vested exclusively in its general partner, which is currently Oaktree Capital Group Holdings GP, LLC (“OCGH GP”), a Delaware limited liability company, which has the power to appoint officers of OCGH.

Oaktree Capital Group, LLC	Oaktree Capital Group Holdings, L.P.

Additional Equity

Our operating agreement authorizes our board of directors to issue an unlimited number of additional units, including preferred units entitled to a preference or priority over our Class A units in the right to share in distributions, and options, rights, warrants and appreciation rights relating to such units for consideration or for no consideration and on the terms and conditions established by our board of directors without the approval of any Class A unitholders. For more information see “Description of Units—Our Operating Agreement—General.”

The OCGH partnership agreement authorizes the OCGH GP to issue an unlimited number of additional OCGH units, including preferred units entitled to a preference or priority over OCGH units in the right to share in distributions, and options, rights, warrants and appreciation rights relating to such units for consideration or for no consideration and on the terms and conditions as OCGH GP shall determine without the approval of any OCGH unitholders.

Distributions

Distributions will be made in the sole discretion of the board of directors to the Class A unitholders on a pro rata basis. If a distribution is declared by our board of directors, distributions to our Class A unitholders will be funded by our share of the Oaktree Operating Group’s distributions. Class A unitholders receive their share of these distributions by the Oaktree Operating Group net of expenses that we and our Intermediate Holding Companies bear directly, such as income taxes or payment obligations under the tax receivable agreement. Accordingly, distributions by us on a Class A unit will be lower than the corresponding distributions on an OCGH unit funded from the same distributions by the Oaktree Operating Group. For more information about our cash distribution policy, see “Part II. Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Cash Distribution Policy” in our most recent Annual Report on Form 10-K.

OCGH GP has the right to determine when distributions will be made to the OCGH unitholders and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the OCGH unitholders pro rata in accordance with their respective partnership interests, provided that distributions relating to certain historical incentive income shall be made pro rata only to those OCGH unitholders who have an interest in such income as determined by OCGH GP. In addition, the OCGH partnership agreement provides for cash distributions, which we refer to as “tax distributions,” to the OCGH unitholders if OCGH GP determines that the net taxable income of OCGH for a fiscal year will give rise to tax liabilities for such OCGH unitholders to the extent that other distributions made by OCGH for such year were otherwise insufficient to cover such tax liabilities.

Oaktree Capital Group, LLC	Oaktree Capital Group Holdings, L.P.
Liquidity

Our Class A units are listed on the NYSE under the symbol “OAK.”

Class A units are securities and are transferable according to the laws governing transfers of securities and our operating agreement. In addition to other rights acquired upon transfer, by acceptance of the transfer of Class A units in accordance with our operating agreement, a transferee of such Class A shares will be admitted as a unitholder with respect to the Class A units transferred when such transfer or issuance is reflected in our books and records, and shall be bound by the terms and provisions of our operating agreement. Class A units are subject to restrictions on transfer if the transfer would violate law or result in specified adverse corporate or regulatory results for us; and if we or our affiliates become subject to laws that create a substantial risk of cancellation or forfeiture of property because of nationality, citizenship or related status of any Class A unitholder, we may require the unitholder to transfer its units to a third party or we may redeem such units at a specified market price. Our board of directors may also issue units subject to other terms and conditions on assignment or transfer. For more information, see “Description of Units—Our Operating Agreement—Transfer Restrictions” and “—Non-Citizen Assignee; Redemption.”

With limited exceptions, no OCGH unitholder or assignees thereof may transfer all or any portion of its OCGH units or other interest in OCGH (or beneficial interest therein), without the prior consent of OCGH GP, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such written instruments that OCGH GP may require) as are determined by OCGH GP. OCGH units are also eligible for sale or exchange; for more information, see “Exchange of OCGH Units.”

Fiduciary Duties of Directors/General Partner

The authority and function of our board of directors and officers, and the fiduciary duties and obligations owed to us and to our unitholders, are identical to the authority and functions of a board of directors and officers of a corporation organized under the DGCL, except as expressly modified by the terms of our operating agreement. Our manager, whose only function is to designate the members of our board of directors so long as the Oaktree control condition is satisfied, does not owe any duties to our unitholders.

For more information see “Description of Units—Our Operating Agreement—Duties of Officers, Directors and Manager” and “—Conflicts of Interest.”

Applicable Delaware law provides as a general matter that a general partner of a Delaware limited partnership, like OCGH, owes to the limited partnership and the other partners a duty of loyalty and duty of care as limited by statute and as may be limited by the partnership agreement. The OCGH partnership agreement further provides as a general matter that, to the fullest extent permitted by applicable law, OCGH GP may consider only such interests and factors as it desires, including its own interests and shall have no duty or obligation to give any consideration to any interest or factor affecting OCGH or any other person (other than a duty to act in good faith).

Oaktree Capital Group, LLC	Oaktree Capital Group Holdings, L.P.
Indemnification

Our operating agreement provides that our directors and officers will be liable to us or our unitholders for an act or omission only if such act or omission constitutes a breach of the duties owed to us or our unitholders, as applicable, by any such director or officer and such breach is the result of (a) willful malfeasance, gross negligence, the commission of a felony or a material violation of law, in each case, that has or could reasonably be expected to have a material adverse effect on us or (b) fraud and that our manager will not be liable to us or our unitholders for its actions.

Moreover, in our operating agreement we have agreed to indemnify our directors, officers and manager, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with our approval and counsel fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made a party by reason of being or having been one of our directors or officers or our manager, except for any expenses or liabilities that have been finally judicially determined to have arisen primarily from acts or omissions that violated the standard set forth in the preceding paragraph.

For more information see “Part II—Item 15. Indemnification of Directors and Officers.”

The OCGH operating agreement provides that OCGH GP will be liable to OCGH or its limited partners for an act or omission only if such act or omission constitutes a breach of its fiduciary duties to OCGH or its affiliates and such breach is the result of (a) willful malfeasance, gross negligence, the commission of a felony or a material violation of law, in each case, that has or could reasonably be expected to have a material adverse effect on OCGH or (b) fraud.

The OCGH partnership agreement provides, except in circumstances described in clauses (a) or (b) of the preceding sentence, for the indemnification of OCGH GP and its current and former shareholders, partners, members, equityholders, principals, officers and employees and the current and former officers of OCGH, to the fullest extent permitted by law, from and against all losses, costs and expenses (including any judgment, award, settlement, attorneys’ fees or other costs or expenses) in connection with any action, proceeding or claim by reason of acts or omissions out of or in connection with OCGH or the OCGH partnership agreement.

Shareholder/Limited Partner Voting Rights

Holders of Class A units are entitled to one vote per unit held of record on all matters submitted to a vote of our unitholders. Generally, all matters to be voted on by our unitholders must be approved by a majority (or, in the case of election of directors when the Oaktree control condition is no longer satisfied, by a plurality) of the votes entitled to be cast by all Class A units and Class B units present in person or represented by proxy at a meeting of unitholders, voting together as a single class.

Except as expressly provided by applicable law or in limited circumstances under the OCGH partnership agreement, the OCGH unitholders have no right to vote on any matter involving OCGH.

Oaktree Capital Group, LLC	Oaktree Capital Group Holdings, L.P.
Special Meetings Called by Directors/Unitholders

Meetings of our unitholders may be called by a majority of our board of directors. For more information see “Description of Units—Our Operating Agreement—Meetings of Unitholders; Action Without a Meeting.”

The OCGH unitholders have no right under the OCGH partnership agreement to call meetings of the partners.
Action Through Writing

Any action that may be taken at a meeting of our unitholders may instead be taken upon the written approval of unitholders representing not less than the minimum percentage of the votes entitled to be cast by all Class A and Class B units that would be necessary to authorize or take such action at a meeting at which all of our unitholders were present and voted. Actions by written approval may be taken without a meeting, without a vote and without prior notice.

Any action required or permitted to be taken by the OCGH unitholders pursuant to the OCGH partnership agreement may be taken by written consent so long as such written consent is signed or otherwise affirmed by the OCGH unitholders as would be necessary to authorize or take such action at a meeting at which the OCGH unitholders entitled to vote thereon were present and voted.

Amendments to Governing Instruments

Amendments to our operating agreement may be proposed only by or with the consent of our board of directors. Except under certain circumstances, to adopt a proposed amendment, our board of directors is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of our unitholders to consider and vote upon the proposed amendment. Except under certain circumstances, an amendment must be approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B units, voting together as a single class, and to the extent that such amendment would have a material adverse effect on the holders of any class or series of units, by the holders of a majority of the holders of such class or series. Issuances of units with rights superior to those of our then-outstanding units of any class or series or having a dilutive effect on our then-outstanding units will not be deemed to have a material adverse effect on the holders of the outstanding units.

For more information on prohibited amendments and amendments that do not require approval of any unitholder, see “Description of Units—Our Operating Agreement—Prohibited Amendments” and “Description of Units—Our Operating Agreement—No Unitholder Approval.”

The OCGH partnership agreement may be amended, modified, or waived by the written consent of OCGH GP; provided that any amendment that would adversely affect in any material respect any OCGH unitholder relative to the OCGH unitholders as a class (taking into account their varying economic interests) must be approved by the holders of not less than a majority of the percentage interests of the OCGH unitholders so adversely affected.

Oaktree Capital Group, LLC	Oaktree Capital Group Holdings, L.P.
Merger, Sale or Other Disposition of Assets

If certain conditions specified in our operating agreement are satisfied, our board of directors may convert or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed limited liability entity, in each case without any approval of our unitholders, if the sole purpose of the conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity. All other mergers, consolidations and other business combinations require the approval of both our board of directors and a majority of the total combined voting power of all of our outstanding Class A and Class B units, voting together as a single class. Our unitholders are not entitled to dissenters’ rights of appraisal under our operating agreement or applicable Delaware law in the event of a merger, consolidation or other business combination, a conversion or a sale of all or substantially all of our assets or any other similar transaction or event.

OCGH GP may sell, exchange or otherwise dispose of all or substantially all of OCGH’s assets in a single transaction or a series of related transactions without the consent of the OCGH unitholders. OCGH GP may merge or consolidate or otherwise combine OCGH with the consent of the majority in interest of the OCGH unitholders or as otherwise provided by applicable law.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance from time to time of up to 105,335,151 of our Class A units representing limited liability company interests to OCGH unitholders upon exchange on a one-for-one basis of up to an equal number of OCGH units. The Class A units registered under this prospectus will only be issued to the extent that OCGH unitholders exchange such OCGH units for our Class A units. We will not receive any cash proceeds from the issuance of any of our Class A units upon an exchange of OCGH units, although we will acquire the OCGH units exchanged for our Class A units that we issue to an exchanging unitholder, which OCGH units may then be redeemed for Oaktree Operating Group units. See “Exchange of OCGH Units” above.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

This summary discusses the material U.S. federal income and estate tax considerations related to the ownership and disposition of our Class A units as of the date hereof. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), on the regulations promulgated thereunder and on published administrative rulings and judicial decisions, all of which are subject to change at any time, possibly with retroactive effect. This discussion is limited to the material U.S. federal income and estate tax considerations related to the ownership and disposition of our Class A units and does not cover all U.S. federal income and estate tax considerations that may be applicable to a particular investor. In particular, some categories of investors, such as banks, thrifts, insurance companies, persons liable for the alternative minimum tax, dealers and other investors that do not own their Class A units as capital assets, may be subject to special rules not described herein. Such investors should consult with their tax advisors concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the ownership and disposition of a Class A unit. Tax-exempt organizations and mutual funds are discussed separately below. The actual tax consequences of the ownership and disposition of Class A units will vary depending on your circumstances. This discussion, to the extent it states matters of U.S. federal tax law or legal conclusions and subject to the qualifications herein, represents the opinion of Simpson Thacher & Bartlett LLP. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations, including representations contained in certificates provided to Simpson Thacher & Bartlett LLP. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely impact the accuracy of this summary and such opinion. Moreover, opinions of counsel are not binding on the Internal Revenue Service (“IRS”) or any court, and the IRS may challenge the conclusions herein, and a court may sustain such a challenge.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of a Class A unit that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A “non-U.S. Holder” is a holder that is not a U.S. Holder.

If a partnership holds Class A units, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A units, you should consult your tax advisers. This discussion does not constitute tax advice and is not intended to be a substitute for tax planning.

Prospective holders of Class A units should consult their own tax advisers concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the ownership and disposition of a Class A unit, as well as any consequences under the laws of any other taxing jurisdiction.

Taxation of Issuer and the Intermediate Holding Companies

Subject to the discussion in the next paragraph, an entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership,” unless an exception applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (1) interests in the partnership are traded on an established securities market or (2) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We are publicly traded. However, an exception to taxation as a corporation, referred to as the “Qualifying Income Exception,” exists if at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and the partnership is not required to register under the Investment Company Act. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

We intend to manage our affairs so that we will meet the Qualifying Income Exception in each taxable year. We believe we are and will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. It is the opinion of Simpson Thacher & Bartlett LLP that we will be treated as a partnership and not as an association or publicly traded partnership (within the meaning of Section 7704 of the Code) subject to tax as a corporation for U.S. federal income tax purposes based on factual statements and representations made by us, including statements and representations as to the manner in which we intend to manage our affairs and the composition of our income. However, this opinion will be based solely on current law and will not take into account any proposed or potential changes in law, which may be enacted with retroactive effect. Moreover, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge.

If we fail to meet the Qualifying Income Exception, other than for a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, or if we are required to register under the Investment Company Act, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation, and then distributed the stock to the holders of Class A units in liquidation of their interests in us. This contribution and liquidation should be tax-free to holders so long as we do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to holders of Class A units, and we would be subject to U.S. corporate income tax on our taxable income. Distributions made to holders of our Class A units would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation, to the extent of our current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder’s tax basis in the Class A units, or as taxable capital gain, after the holder’s basis is reduced to zero. In addition, in the case of non-U.S. Holders, income that we receive with respect to investments may be subject to a higher rate of U.S. withholding tax if we are treated as a corporation. Accordingly, treatment as a corporation could materially reduce a holder’s after-tax return and thus could result in a substantial reduction of the value of the Class A units.

If at the end of any taxable year we fail to meet the Qualifying Income Exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (1) the failure is cured within a reasonable time after discovery, (2) the failure is determined by the IRS to be inadvertent and (3) we agree to make such adjustments (including adjustments with respect to our partners) or to pay such amounts as are required by the IRS. It is not possible to state whether we would be entitled to this relief in any or all circumstances. It also is not clear under the Code whether this relief is available for our first taxable year as a publicly traded partnership. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of our Class A units (during the failure period) will be required to pay such amounts as are determined by the IRS.

The remainder of this section assumes that we will be treated as a partnership for U.S. federal income tax purposes.

Oaktree Holdings, LLC

Oaktree Holdings, LLC is a wholly owned limited liability company. Oaktree Holdings, LLC is treated as an entity disregarded as a separate entity from us for U.S. federal income tax purposes. Accordingly, all the assets, liabilities and items of income, deduction and credit of Oaktree Holdings, LLC are treated as our assets, liabilities and items of income, deduction and credit.

Oaktree Holdings, Inc.

Oaktree Holdings, Inc. is taxable as a corporation for U.S. federal income tax purposes and therefore, as the holder of Oaktree Holdings, Inc.’s common stock, we are not taxed directly on earnings of entities we hold through Oaktree Holdings, Inc. Distributions of cash or other property that Oaktree Holdings, Inc. pays to us will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by Oaktree Holdings, Inc. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in Oaktree Holdings, Inc.’s common stock, and thereafter will be treated as a capital gain.

As general partner of Oaktree Investment Holdings, L.P., Oaktree Capital II, L.P. and Oaktree Capital Management, L.P., Oaktree Holdings, Inc. incurs U.S. federal income taxes on its proportionate share of any net taxable income of Oaktree Investment Holdings, L.P., Oaktree Capital II, L.P. and Oaktree Capital Management, L.P.

Oaktree AIF Holdings, Inc.

Oaktree AIF Holdings, Inc. is taxable as a corporation for U.S. federal income tax purposes and therefore, as the holder of Oaktree AIF Holdings, Inc.’s common stock, we are not taxed directly on earnings of entities we hold through Oaktree AIF Holdings, Inc. Distributions of cash or other property that Oaktree Holdings, Inc. pays to us will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by Oaktree AIF Holdings, Inc. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in Oaktree AIF Holdings, Inc.’s common stock, and thereafter will be treated as a capital gain.

As general partner of Oaktree AIF Investments, L.P., Oaktree AIF Holdings, Inc. incurs U.S. federal income taxes on its proportionate share of any net taxable income of Oaktree AIF Investments, L.P.

Oaktree Holdings, Ltd.

Oaktree Holdings, Ltd. is an exempted limited liability company incorporated in the Cayman Islands and is taxable as a foreign corporation for U.S. federal income tax purposes. We intend to operate Oaktree Holdings, Ltd. so that is does not earn income that is effectively connected with a U.S. trade or business, or ECI. Oaktree Holdings, Ltd.’s income will not be subject to U.S. federal income tax to the extent it has a foreign source and is not treated as ECI. Oaktree Holdings, Ltd. is a controlled foreign corporation, or CFC, for U.S. federal income tax purposes subject to the rules described under “—Consequences to U.S. Holders of Class A Units—Controlled Foreign Corporations.”

Oaktree Operating Group

Oaktree Capital I, L.P., Oaktree Capital II, L.P., Oaktree Investment Holdings, L.P., Oaktree AIF Investments, L.P., and Oaktree Capital Management, L.P. are Delaware limited partnerships and are taxed as partnerships for U.S. federal income tax purposes. Oaktree Capital Management (Cayman), L.P. is a Cayman Islands exempted limited partnership and is taxed as a partnership for U.S. federal income tax purposes. The items of income, deduction and credit of these entities are treated as items of income, deduction and credit of the Intermediate Holding Companies, discussed above.

Personal Holding Companies

Each of Oaktree Holdings, Inc. and Oaktree AIF Holdings, Inc. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company, or PHC, for U.S. federal income tax purposes. A U.S. corporation will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (1) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (2) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year, consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations. No assurance can be given that Oaktree Holdings, Inc. or Oaktree AIF Holdings, Inc. will not become a PHC in the future.

If Oaktree Holdings, Inc. or Oaktree AIF Holdings, Inc. is or were to become a PHC in a given taxable year, it would be subject to an additional 20% PHC tax on its undistributed PHC income, which includes the company’s taxable income, subject to certain adjustments. If Oaktree Holdings, Inc. or Oaktree AIF Holdings, Inc. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material; in that event, distribution of such income would reduce the PHC income subject to tax.

Certain State, Local and Non-U.S. Tax Matters

We and our subsidiaries are subject to state, local and non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our holders may not conform to the U.S. federal income tax treatment discussed herein. We may be subject to significant amounts of non-U.S. taxes as a result of our investments and operations. Any non-U.S. taxes incurred by us may not pass through to Class A unitholders as a credit against their federal income tax liability.

Consequences to U.S. Holders of Class A Units

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of Class A units.

For U.S. federal income tax purposes, your allocable share of our items of income, gain, loss, deduction or credit will be governed by our operating agreement if such allocations have “substantial economic effect” or are determined to be in accordance with your interest in us. We believe that, for U.S. federal income tax purposes, such allocations will be given effect, and we intend to prepare tax returns based on such allocations. If the IRS successfully challenged the allocations made pursuant to our operating agreement, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in our operating agreement.

We may derive taxable income from an investment that is not matched by a corresponding distribution of cash. This could occur, for example, if we used cash to make an investment or to reduce debt instead of distributing profits. In addition, special provisions of the Code may be applicable to certain of our investments and may affect the timing of our income, requiring us to recognize taxable income before we receive cash attributable to such income. Accordingly, it is possible that the U.S. federal income tax liability of a holder with respect to its allocable share of our income for a particular taxable year could exceed the cash distribution to the holder for the year, thus giving rise to an out-of-pocket tax liability for the holder.

With respect to U.S. Holders who are individuals, certain dividends paid by Oaktree Holdings, Inc., Oaktree AIF Holdings Inc. or certain qualified foreign corporations to us and that are allocable to such U.S. Holders may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a foreign corporation is treated as a qualified corporation with respect to shares that are readily tradable on an established securities market in the United States. Among other exceptions, a U.S. Holder who is an individual will not be eligible for reduced rates of taxation on any dividend if the payer is a PFIC (as defined below) in the taxable year in which such dividend is paid or in the preceding taxable year or on any income required to be reported by the U.S. Holder as a result of a QEF election (as defined below) that is attributable to an entity that is a PFIC and in which we hold a direct or indirect interest. Dividends paid by Oaktree Holdings, Ltd. and “Subpart F” inclusions attributable to Oaktree Holdings, Ltd. will not be eligible for such reduced rates of taxation. Prospective investors should consult their own tax advisers regarding the application of the foregoing rules to their particular circumstances.

U.S. Holders that are individuals, estates or trusts are subject to a Medicare tax of 3.8% on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes net income from interest, dividends, annuities, royalties and rents and net gain attributable to the disposition of investment property. It is anticipated that net income and gain attributable to an investment in our Class A units will be included in a U.S. Holder’s “net investment income” subject to this Medicare tax.

Basis

You will have an initial tax basis for your Class A unit equal to the amount you paid for the Class A unit plus your share, under partnership tax rules, of our liabilities, if any. That basis will be increased by your share of our income and by increases in your share under partnership tax rules of our liabilities, if any. That basis will be decreased, but not below zero, by distributions from us, by your share, under partnership tax rules, of our losses and by any decrease in your share under partnership tax rules of our liabilities.

Holders who acquire Class A units in separate transactions must combine the basis of those units and maintain a single adjusted tax basis for all those units. Upon a sale or other disposition of less than all of the Class A units, a portion of that tax basis must be allocated to the Class A units sold.

Limits on Deductions for Losses and Expenses

Your deduction of your share of our losses will be limited to your tax basis in your Class A units and, if you are an individual or a corporate holder that is subject to the “at risk” rules, to the amount for which you are considered to be “at risk” with respect to our activities, if that is less than your tax basis. You will be at risk to the extent of your tax basis in your Class A units, reduced by (1) the portion of that basis attributable to your share of our liabilities for which you will not be personally liable and (2) any amount of money you borrow to acquire or hold your Class A units, if the lender of those borrowed funds owns an interest in us, is related to you or can look only to the Class A units for repayment. Your at-risk amount will increase by your allocable share of our income and gain and decrease by cash distributions to you and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at-risk amount, whichever is the limiting factor, subsequently increases. Any excess loss above that gain previously suspended by the at-risk or basis limitations may no longer be used.

Income allocated by us to a holder that is not from passive activities for purposes of Section 469 of the Code may not be offset by Section 469 passive losses of such holder and losses allocated to a holder that are not from passive activities for purposes of Section 469 of the Code may not be used to offset Section 469 passive income of such holder. We do not expect to generate significant amounts of income or losses from passive activities for purposes of Section 469 of the Code. In addition, other provisions of the Code may limit or disallow any deduction for losses by a holder of our Class A units or deductions associated with certain assets of the limited liability company in certain cases. Holders should consult with their tax advisers regarding their limitations on the deductibility of losses under applicable sections of the Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

Neither we nor any U.S. Holder may deduct organizational or syndication expenses. An election may be made by us to amortize organizational expenses over a 15-year period. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

Your share of our interest expense is likely to be treated as “investment interest” expense. If you are a non-corporate taxpayer, the deductibility of “investment interest” expense is limited to the amount of your “net investment income.” Your share of our dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual will only be treated as investment income if you elect to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our interest expense.

The computation of your investment interest expense will take into account interest on any margin account borrowing or other loan incurred to acquire a Class A unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless the U.S. holder elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

Most miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer’s adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual’s adjusted gross income over the threshold amount or (2) 80% of the amount of the itemized deductions. The operating expenses of the Oaktree Operating Group may be treated as miscellaneous itemized deductions subject to the foregoing rule. Accordingly, if you are a non-corporate U.S. Holder, you should consult your tax advisers with respect to the application of these limitations.

Treatment of Distributions

Distributions of cash by us will not be taxable to you to the extent of your adjusted tax basis (described above) in your Class A units. Any cash distributions in excess of your adjusted tax basis will be considered to be gain from the sale or exchange of Class A units (described below). Under current laws, such gain would be treated as capital gain and would be long-term capital gain if your holding period for your Class A units exceeds one year, subject to certain exceptions (described below). A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Class A Units

You will recognize gain or loss on a sale of Class A units equal to the difference, if any, between the amount realized and your tax basis in the Class A units sold. Your amount realized will be measured by the sum of the cash or the fair market value of other property received by you plus your share, under partnership tax rules, of our liabilities, if any.

Except as described below, gain or loss recognized by you on the sale or exchange of a Class A unit will be taxable as capital gain or loss and will be long-term capital gain or loss if all of the Class A units you hold were held for more than one year on the date of such sale or exchange. Assuming we have not made an election, referred to as a “QEF election,” to treat our interest in a PFIC as a “qualified electing fund,” or QEF, gain attributable to such investment in a PFIC would be taxable as ordinary income and would be subject to an interest charge. See “—Passive Foreign Investment Companies.” In addition, certain gain attributable to our investment in a controlled foreign corporation, or CFC, may be ordinary income and certain gain attributable to “unrealized receivables” or “inventory items” would be characterized as ordinary income rather than capital gain. For example, if we hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables.” The deductibility of capital losses is subject to limitations.

Holders who acquire units at different times and intend to sell all or a portion of the units within a year of their most recent acquisition are urged to consult their tax advisers regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss. Holders in publicly traded partnerships may choose to use the actual holding period for each unit sold provided certain requirements are met. You should consult your tax adviser regarding these rules.

Foreign Tax Credit Limitations

You may be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on our income and gains. Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our investments may be treated as U.S. source gains. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available. You should consult your tax adviser with respect to whether you will be entitled to any foreign tax in light of your particular circumstances.

Section 754 Election

We have made the election permitted by Section 754 of the Code. The election is irrevocable without the consent of the IRS. The election requires us to adjust the tax basis in our assets, or “inside basis,” attributable to a transferee of Class A units under Section 743(b) of the Code to reflect the purchase price of the Class A units paid by the transferee. However, this election does not apply to a person who purchases Class A units directly from us. For purposes of this discussion, a transferee’s inside basis in our assets will be considered to have two components: (1) the transferee’s share of our tax basis in our assets, or “common basis,” and (2) the Section 743(b) adjustment to that basis.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. The benefits of a Section 754 election may not be realized by holders of Class A units because we directly and indirectly invest in pass-through entities that do not have in effect a Section 754 election. You should consult your tax adviser as to the effects of the Section 754 election.

Tax Accounting Methods

We have adopted depreciation, amortization and other tax accounting positions that may not conform with all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our Class A unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of Class A units and could have a negative impact on the value of our Class A units or result in audits of and adjustments to our Class A unitholders’ tax returns.

Foreign Currency Gain or Loss

Our functional currency is the U.S. dollar, and our income or loss is calculated in U.S. dollars. It is likely that we will recognize “foreign currency” gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your tax adviser with respect to the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

You may be subject to special rules applicable to indirect investments in foreign corporations, including an investment in a PFIC.

A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is “passive income” or (2) 50% or more of its assets in any taxable year (in most instances based on the quarterly average of the value of its assets) produce “passive income.” There are no minimum stock ownership requirements for PFICs. Once a corporation qualifies as a PFIC, it is, absent certain taxpayer elections to recognize taxable income or gains, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. Any gain on disposition of stock of a PFIC, as well as income realized on certain “excess distributions” by the PFIC, is treated as though realized ratably over the shorter of your holding period of Class A units or our holding period for the PFIC. Such gain or income is taxable as ordinary income and, as discussed above, dividends paid by a PFIC to an individual will not be eligible for the reduced rates of taxation that are available for certain qualifying dividends. In addition, an interest charge would be imposed on you based on the tax deferred from prior years.

We may make a QEF election, where possible, with respect to each entity treated as a PFIC to treat such non-U.S. entity as a QEF in the first year we hold shares in such entity. However, we expect that in many circumstances we may not have access to information necessary to make a QEF election. A QEF election is effective for our taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If we make a QEF election under the Code with respect to our interest in a PFIC, in lieu of the foregoing treatment, we would be required to include in income each year a portion of the ordinary earnings and net capital gains of the QEF called “QEF Inclusions,” even if not distributed to us. Thus, holders may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. However, a holder may elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. However, net losses (if any) of a non-U.S. entity that is treated as a PFIC will not pass through to us or to holders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, holders may over time be taxed on amounts that, as an economic matter, exceed our net profits. Our tax basis in the shares of such non-U.S. entities, and a holder’s basis in our Class A units, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for reduced rates of taxation. If you can establish to the satisfaction of the IRS that any amount distributed by a PFIC is paid out of earnings and profits of the PFIC that were included as QEF Inclusions, you will not be taxed again on such distributed amounts. You should consult your tax advisers as to the manner in which QEF Inclusions affect your allocable share of our income and your basis in your Class A units. Alternatively, in the case of a PFIC that is a publicly traded foreign portfolio company, an election may be made to “mark to market” the stock of such foreign portfolio company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. You may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

We may make certain investments through non-U.S. corporate subsidiaries. Such an entity may be a PFIC for U.S. federal income tax purposes. In addition, certain of our investments could be in PFICs. Thus, we can make no assurance that some of our investments will not be treated as held through a PFIC or as interests in PFICs or that such PFICs will be eligible for the “mark to market” election, or that as to any such PFICs we will be able to make QEF elections.

If we do not make a QEF election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by us of shares of such entity, gain on the disposition of Class A units by a holder at a time when we own shares of such entity, as well as certain other defined “excess distributions,” as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the holder held its Class A units or the period during which we held our shares in such entity. For gain and excess distributions allocated to prior years, (1) the tax rate will be the highest in effect for that taxable year and (2) the tax will be payable without regard to offsets from deductions, losses and expenses realized in such prior years. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons.

Controlled Foreign Corporations

A non-U.S. entity will be treated as a CFC if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (1) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (2) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

When making investment or other decisions, we will consider whether an investment will be a CFC and the consequences related thereto. If we are a U.S. Shareholder in a non-U.S. entity that is treated as a CFC, each Class A unitholder may be required to include in income its allocable share of the CFC’s “Subpart F” income reported by us. Subpart F income includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents, fees for services provided to certain related persons and certain other passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity’s current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the CFC’s Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC.

The tax basis of our shares of such non-U.S. entity, and a holder’s tax basis in our Class A units, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the reduced rate of tax applicable to “qualified dividend income” for individual U.S. persons. See the introduction to this “—Consequences to U.S. Holders of Class A Units” section. Amounts included as such income with respect to direct and indirect investments will not be taxable again when actually distributed.

Regardless of whether any CFC has Subpart F income, any gain allocated to a Class A unitholder from our disposition of stock in a CFC will be treated as ordinary dividend income to the extent of the holder’s allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC will not pass through to our holders. Moreover, a portion of any gain from the sale or exchange of a Class A unit may be taxable as ordinary income.

If a non-U.S. entity held by us is classified as both a CFC and a PFIC during the time we are a U.S. Shareholder of such non-U.S. entity, a holder will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under the subheading “—Passive Foreign Investment Companies” above will not apply. If our ownership percentage in a non-U.S. entity changes such that we are not a U.S. Shareholder with respect to such non-U.S. entity, then Class A unitholders may be subject to the PFIC rules. The interaction of these rules is complex, and prospective holders are urged to consult their tax advisers in this regard.

Oaktree Holdings, Ltd. is a CFC subject to the foregoing rules and as such, each Class A unitholder that is a U.S. person will be required to include in income its allocable share of Oaktree Holdings, Ltd.’s “Subpart F” income reported by us.

Investment Structure

To manage our affairs so as to meet the Qualifying Income Exception and comply with certain requirements in our operating agreement, we may need to structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. Such investment structures will be entered into as determined in the sole judgment of our board of directors in order to create a tax structure that we expect will be efficient for our Class A unitholders. However, because our Class A unitholders will be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all our Class A unitholders to the same extent, and may even impose additional tax burdens on some of our Class A unitholders. As discussed above, if the entity were a non-U.S. corporation it may be considered a PFIC or a CFC. If the entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition would be subject to such tax, whether the corporation is a U.S. or a non-U.S. corporation.

Taxes in Other State, Local, and Non-U.S. Jurisdictions

In addition to U.S. federal income tax consequences, you may be subject to potential U.S. state and local taxes because of an investment in us in the U.S. state or locality in which you are a resident for tax purposes or in which we have investments or activities. You may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in state, local or non-U.S. jurisdictions in which we invest, or in which entities in which we own interests conduct activities or derive income. Income or gains from investments held by us may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If you wish to claim the benefit of an applicable income tax treaty, you may be required to submit information to tax authorities in such jurisdictions. You should consult your own tax advisers regarding the U.S. state, local and non-U.S. tax consequences of an investment in us.

Transferor/Transferee Allocations

Our taxable income and losses will be determined and apportioned among investors using conventions we regard as consistent with applicable law. As a result, if you transfer your Class A units, you may be allocated income, gain, loss and deduction realized by us after the date of transfer.

Although Section 706 of the Code provides guidelines for allocations of items of partnership income and deductions between transferors and transferees of partnership interests, it is not clear that our allocation method complies with its requirements. If our convention were not permitted, the IRS might contend that our taxable income or losses must be reallocated among the investors. If such a contention were sustained, your respective tax liabilities would be adjusted to your possible detriment. Our board of directors is authorized to revise our method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

U.S. Federal Estate Taxes

If Class A units are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then a U.S. federal estate tax might be payable in connection with the death of such person. Prospective individual U.S. Holders should consult their own tax advisers concerning the potential U.S. federal estate tax consequences with respect to our Class A units.

U.S. Taxation of Tax-Exempt U.S. Holders of Class A Units

A holder of Class A units that is a tax-exempt entity for U.S. federal income tax purposes (including an individual retirement account or 401(k) plan participant) and therefore exempt from most U.S. federal income taxation may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of our income consists of “unrelated business taxable income,” or UBTI. A tax-exempt partner of a partnership that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (that is, indebtedness incurred in acquiring or holding property).

Because we are under no obligation to minimize UBTI, tax-exempt U.S. Holders of Class A units should consult their own tax advisers regarding all aspects of UBTI.

Investments by U.S. Mutual Funds

U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Code to maintain their favorable U.S. federal income tax status. The treatment of an investment by a RIC in Class A units for purposes of these tests will depend on whether we are treated as a “qualifying publicly traded partnership.” If our limited liability company is so treated, then the Class A units themselves are the relevant assets for purposes of the 50% asset value test and the net income from the Class A units is the relevant gross income for purposes of the 90% gross income test. RICs may not invest greater than 25% of their assets in one or more qualifying publicly traded partnerships. All income derived from a qualifying publicly traded partnership is considered qualifying income for purposes of the RIC 90% gross income test described above. However, if we are not treated as a qualifying publicly traded partnership for purposes of the RIC rules, then the relevant assets for the RIC asset test will be the RIC’s allocable share of the underlying assets held by us and the relevant gross income for the RIC income test will be the RIC’s allocable share of the underlying gross income earned by us. Whether we will qualify as a “qualifying publicly traded partnership” depends on the exact nature of our future investments, but we do not expect to be treated as a “qualifying publicly traded partnership.” In addition, as discussed above under “—Consequences to U.S. Holders of Class A Units,” we may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in our Class A units may recognize income for U.S. federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements under Sections 852 and 4982 of the Code for avoiding income and excise taxes. RICs should consult their own tax advisers about the U.S. tax consequences of an investment in Class A units.

Consequences to Non-U.S. Holders of Class A Units

U.S. Income Tax Consequences

In light of our intended investment activities, we may be treated as engaged in a U.S. trade or business for U.S. federal income tax purposes, which may cause some portion of our income to be treated as ECI, with respect to non-U.S. holders. Moreover, dividends paid by an investment that we make in a real estate investment trust, or REIT, that are attributable to gains from the sale of U.S. real property interests and sales of certain investments in interests in U.S. real property, including stock of certain U.S. corporations owning significant U.S. real property, may be treated as ECI with respect to non-U.S. Holders.

To the extent our income is treated as ECI, non-U.S. Holders would be (1) subject to withholding tax on their allocable share of such income, (2) required to file a U.S. federal income tax return for such year reporting their allocable share, if any, of income or loss effectively connected with such trade or business, including certain income from U.S. sources not related to us, and (3) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a corporate non-U.S. Holder might be subject to a U.S. branch profits tax on its allocable share of its ECI. Any amount so withheld would be creditable against such non-U.S. Holder’s U.S. federal income tax liability, and such non-U.S. Holder could claim a refund to the extent that the amount withheld exceeded such non-U.S. Holder’s U.S. federal income tax liability for the taxable year. Finally, if our income is treated as ECI, a portion of any gain recognized by a holder who is a non-U.S. Holder on the sale or exchange of its Class A units could be treated for U.S. federal income tax purposes as ECI, and hence such non-U.S. Holder could be subject to U.S. federal income tax on the sale or exchange.

To the extent we receive dividends from a U.S. corporation through the Oaktree Operating Group and its investment vehicles, your allocable share of distributions of such dividend income will be subject to U.S. withholding tax at a rate of 30%, unless you are eligible for a reduced rate of such withholding and provide us with certain relevant tax status information. Distributions to you may also be subject to withholding to the extent they are attributable to the sale of a U.S. real property interest or if the distribution is otherwise considered fixed or determinable annual or periodic income under the Code, provided that an exemption from or a reduced rate of such withholding may apply if certain tax status information is provided. If such information is not provided and you would not be subject to U.S. tax based on your tax status or are eligible for a reduced rate of U.S. withholding, you may need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account, which may include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations, if you reside in a treaty jurisdiction which does not treat our limited liability company as a pass-through entity, you may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. You should consult your tax advisers regarding the treatment of U.S. withholding taxes.

Special rules may apply in the case of a non-U.S. Holder that (1) has an office or fixed place of business in the United States, (2) is present in the United States for 183 days or more in a taxable year or (3) is a former citizen of the United States, a foreign insurance company that is treated as holding interests in us in connection with their U.S. business, a PFIC or a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your tax advisers regarding the application of these special rules.

U.S. Federal Estate Tax Consequences

The U.S. federal estate tax treatment of our Class A units with regards to the estate of a non-citizen who is not a resident of the United States is not entirely clear. If our Class A units are includable in the U.S. gross estate of such person, then a U.S. federal estate tax might be payable in connection with the death of such person. Prospective individual non-U.S. Holders who are non-citizens and not residents of the United States should consult their own tax advisers concerning the potential U.S. federal estate tax consequences with regard to our units.

Administrative Matters

Taxable Year

We currently use the calendar year as our taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Tax Matters Member

OCGH acts as our “tax matters member.” As the tax matters member, OCGH has the authority, subject to certain restrictions, to act on our behalf in connection with any administrative or judicial review of our items of income, gain, loss, deduction or credit.

Information Returns

It may require a substantial period of time after the end of our fiscal year to obtain the requisite information from all lower-tier entities to enable us to prepare and deliver Schedule K-1s to IRS Form 1065. Notwithstanding the foregoing, we will provide estimates of such tax information (including your allocable share of our income, gain, loss and deduction for our preceding year) by February 28 of each year if we are unable to deliver Schedule K-1s to you by March 31 of each year; however, there is no assurance that the Schedule K-1s, which will be provided after the estimates (to the extent such estimates are provided), will be the same as our estimates. For this reason, holders of Class A units who are U.S. taxpayers may want to file annually with the IRS (and certain states) a request for an extension past the due date of their income tax return.

In preparing this information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to adjust a prior year’s tax liability and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns.

Tax Shelter Regulations

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a reportable transaction if, for example, we recognize certain significant losses in the future. In certain circumstances, a Class A unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (1) significant accuracy-related penalties with a broad scope, (2) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and (3) in the case of a listed transaction, an extended statute of limitations.

Class A unitholders should consult their tax advisers concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Constructive Termination

Subject to the large partnership election rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period.

Our termination would result in the close of our taxable year for all holders of Class A units. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year-end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in such holder’s taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the Class A unitholders, and such Schedules K-1 would have to be provided to Class A unitholders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if within a twelve-month period there is a sale or exchange of 50 percent or more of our total interests. We have the discretion to make such an election, if eligible. If we make such election, IRS audit adjustments will flow through to holders of the Class A units for the year in which the adjustments take effect, rather than the holders of Class A units in the year to which the adjustment relates. In addition, we, rather than the holders of the Class A units individually, will be liable for any interest and penalties that result from an audit adjustment.

Withholding and Backup Withholding

For each calendar year, we will report to you and the IRS the amount of distributions we made to you and the amount of U.S. federal income tax (if any) that we withheld on those distributions. The proper application to us of rules for withholding under Section 1441 of the Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of partners at any particular time (in light of possible sales of Class A units), we may over-withhold or under-withhold with respect to a particular holder of Class A units. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a non-U.S. Holder. It may turn out, however, the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder’s U.S. tax liability for all withholding, including any such excess withholding, but if the withholding exceeded the holder’s U.S. tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may turn out the corresponding income was properly allocable to a non-U.S. Holder and withholding should have been imposed. In that event, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all holders of Class A units on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant non-U.S. Holder).

Under the backup withholding rules, you may be subject to backup withholding tax (at the rate of 28%) with respect to distributions paid unless: (1) you are a corporation or come within another exempt category and demonstrate this fact when required or (2) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8BEN or Form W-8BEN-E. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

If you do not timely provide us (or the clearing agent or other intermediary, as appropriate) with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all investors. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all investors on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax certifications).

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. withholding tax may apply to certain payments or, for a disposition occurring after December 31, 2016, the gross proceeds from a disposition of any U.S. stock or securities, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). Non-U.S. and U.S. Holders are encouraged to consult their own tax advisors regarding the implications of FATCA on their investment in our Class A units.

Nominee Reporting

Persons who hold an interest in our limited liability company as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing or (3) a tax-exempt entity;

•	the amount and description of Class A units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Class A units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the Class A units with the information furnished to us.

New Legislation or Administrative or Judicial Action

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our Class A unitholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships or entities treated as partnerships for U.S. federal income tax purposes. The present U.S. federal income tax treatment of an investment in our Class A units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the Qualifying Income Exception for us to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us and adversely affect an investment in our Class A units. See “Risk Factors—Risks Relating to United States Taxation” in our most recent Annual Report on Form 10-K. We and our Class A unitholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation.

Our organizational documents and agreements permit our board of directors to modify our operating agreement from time to time, without the consent of the Class A unitholders, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our Class A unitholders.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO US AND OUR UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH PROSPECTIVE HOLDER AND IN REVIEWING THIS PROSPECTUS THESE MATTERS SHOULD BE CONSIDERED. PROSPECTIVE UNITHOLDERS SHOULD CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN THE CLASS A UNITS.

CERTAIN ERISA CONSIDERATIONS

Unless otherwise indicated in the applicable prospectus supplement, the offered securities may, subject to certain legal restrictions, be held by (i) “employee benefit plans” (as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements subject to Section 4975 of the Code, or provisions under other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”) and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clauses (i), (ii) and (iii) being referred to as a “Plan”). Each prospective holder must determine whether the purchase or holding of an interest in an offered security with the assets of a Plan is consistent with applicable fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The ERISA and prohibited transaction laws and regulations applicable to persons investing in “plan assets” are complex and are subject to varying interpretations. Moreover, the effect of such laws and regulations and the potential availability of exemptions thereto will vary with the particular circumstances of the offered securities and of each prospective holder and in reviewing this prospectus these matters should be considered. Each plan fiduciary or other person considering a purchase of any offered securities on behalf of, or with the assets of, any Plan should consult its legal advisor concerning the matters described herein.

LEGAL MATTERS

Simpson Thacher & Bartlett LLP, Los Angeles, California, has passed upon the validity of the securities and has provided a tax opinion in connection with the Class A units.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following statement sets forth the expenses of Oaktree Capital Group, LLC (the “Registrant”) in connection with the offering described in this Registration Statement (all of which will be borne by the Registrant). All amounts shown are estimated.

Amount to be Paid
SEC registration fee	$651,899.45
Printing expenses	20,000
Legal fees and expenses	55,000
Audit fees and expenses	20,000
Miscellaneous fees and expenses	20,000

Total	$766,899.45

Item 15.	Indemnification of Directors and Officers

Section 107 of the Delaware Limited Liability Company Act empowers us to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever. The indemnification rights that we provide to our directors and officers are more expansive than those permitted to be provided to the directors and officers of a Delaware corporation under applicable Delaware laws. We currently maintain liability insurance for our directors and officers.

Our operating agreement provides that our directors and officers will be liable to us or our unitholders for an act or omission only if such act or omission constitutes a breach of the duties owed to us or our unitholders, as applicable, by any such director or officer and such breach is the result of (a) willful malfeasance, gross negligence, the commission of a felony or a material violation of law, in each case, that has or could reasonably be expected to have a material adverse effect on us or (b) fraud and that our manager will not be liable to us or our unitholders for its actions.

Moreover, in our operating agreement we have agreed to indemnify our directors, officers and manager, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with our approval and counsel fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made a party by reason of being or having been one of our directors or officers or our manager, except for any expenses or liabilities that have been finally judicially determined to have arisen primarily from acts or omissions that violated the standard set forth in the preceding paragraph.

In addition to the indemnity that exists in our operating agreement, our subsidiary Oaktree Capital Management, L.P. has entered into separate indemnification agreements with each of our directors and our executive officers, that indemnify them, to the fullest extent permitted by applicable law, against all expenses and liabilities (including judgments, fines, penalties, interest and amounts paid in settlement) incurred by them in connection with any proceeding in which any of them are made a party to or any claim, issue or matter, except to the extent that it shall have been determined in a final non-appealable judgment by a court of competent jurisdiction that such expenses and liabilities arose primarily from acts or omissions that constituted a breach of their duties and such breach was the result of (a) willful malfeasance, gross negligence, the commission of a felony or a material violation of applicable law (including any federal or state securities law), in each case, that resulted in, or could reasonably be expected to result in, a material adverse effect on us or our affiliates or (b) fraud. Such indemnification agreements will continue until and terminate upon the later of (a) 10 years after the indemnitee has ceased to occupy any positions or have any relationships with us or any of our affiliates, (b) the final termination of all proceedings pending or threatened during such period to which any indemnitee may be subject and (c) the expiration of the applicable statute of limitations for any possible claim or threatened, pending or completed action, suit or proceeding.

Item 16.	Exhibits

For a list of exhibits filed with this prospectus, please refer to the Exhibits Index on page II-7, which Exhibit Index is incorporated herein by reference.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 28, 2015.

Oaktree Capital Group, LLC

By:	/s/ Todd E. Molz
Name:	Todd E. Molz
Title:	General Counsel & Chief Administrative Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Jay S. Wintrob, David M. Kirchheimer, Todd E. Molz, Susan Gentile and Richard Ting, acting singly, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Howard S. Marks Howard S. Marks	Director and Co-Chairman

/s/ Bruce A. Karsh Bruce A. Karsh	Director, Co-Chairman and Chief Investment Officer

/s/ Jay S. Wintrob Jay S. Wintrob	Director and Chief Executive Officer (Principal Executive Officer)

/s/ John B. Frank John B. Frank	Director and Vice Chairman

Signature	Title

/s/ David M. Kirchheimer David M. Kirchheimer	Director, Chief Financial Officer and Principal (Principal Financial Officer)

/s/ Susan Gentile Susan Gentile	Chief Accounting Officer and Managing Director (Principal Accounting Officer)

/s/ Stephen A. Kaplan Stephen A. Kaplan	Director and Principal

/s/ Sheldon M. Stone Sheldon M. Stone	Director and Principal

/s/ Robert E. Denham Robert E. Denham	Director

/s/ Larry W. Keele Larry W. Keele	Director

/s/ D. Richard Masson D. Richard Masson	Director

/s/ Wayne G. Pierson Wayne G. Pierson	Director

/s/ Marna C. Whittington Marna C. Whittington	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Third Amended and Restated Operating Agreement of the Registrant dated as of August 31, 2011 (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 2, 2011).

4.2	Amendment to Third Amended and Restated Operating Agreement of the Registrant dated as of March 29, 2012 (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on March 30, 2012).

4.3	Specimen Certificate evidencing the Registrant’s Class A units (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 2, 2011).

5.1†	Opinion of Simpson Thacher & Bartlett LLP regarding validity of Class A units registered.

8.1†	Opinion of Simpson Thacher & Bartlett LLP regarding certain tax matters.

23.1†	Consent of PricewaterhouseCoopers LLP

23.3†	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinions filed as Exhibit 5.1 and 8.1 hereto).

24.1†	Power of Attorney (included on signature page to this Registration Statement)

†	Filed herewith.